Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of _____, 2022 , is entered into by and between Beamr Imaging Ltd., an Israeli company whose address is 10 Hamanofim Street Herzliya, 4676670, Israel (the “Company”), and the undersigned Director or Officer of the Company whose name appears on the signature page attached hereto (the “Indemnitee”).

WHEREAS,	Indemnitee is an Office Holder (“Nosse Misra”), as such term is defined in the Companies Law, 5759—1999, as amended (the “Companies Law” and “Office Holder” respectively), of the Company;

WHEREAS,	both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against Office Holders of companies and that highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, companies;

WHEREAS,	the Amended and Restated Articles of Association of the Company (the “Articles”) authorize the Company to indemnify and advance expenses to its Office Holders and provide for insurance and exculpation to its Office Holders, in each case, to the fullest extent permitted by applicable law, and this Agreement is provided to Indemnitee in accordance with applicable law, the Articles and all requisite corporate approvals;

WHEREAS,	the Company has determined that (i) the increased difficulty in attracting and retaining competent persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future, and (ii) it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS,	the Company acknowledges that Indemnitee is relying on the obligations of the Company set forth in this Agreement in agreeing to serve the Company, which obligations are therefore irrevocable; and

WHEREAS	in recognition of Indemnitee’s need for substantial protection against loss arising from the Indemnitee’s liability, including costs and expenses incurred by the Indemnitee due to his or her position as an Office Holder, in order to assure Indemnitee’s continued service to the Company in an effective manner and, in part, in order to provide Indemnitee with specific contractual assurance that the indemnification, insurance and exculpation afforded by the Articles will be available to Indemnitee, the Company wishes to undertake in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by applicable law and as set forth in this Agreement and provide for insurance and exculpation of Indemnitee as set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	INDEMNIFICATION AND INSURANCE.

1.1.	The Company hereby undertakes to indemnify Indemnitee to the fullest extent permitted by applicable law and the Articles, as each may be amended from time to time, for any liability and expense specified in Sections 1.1.1 through 1.1.4 below, imposed on Indemnitee due to or in connection with an act performed by such Indemnitee, either prior to or after the date hereof, in Indemnitee’s capacity as an Office Holder, including, without limitation, as a director, officer, employee, agent, observer or fiduciary of the Company, any subsidiary thereof or any other corporation, collaboration, partnership, joint venture, trust or other enterprise, in which Indemnitee serves at any time at the request of the Company (the “Corporate Capacity”). The term “act performed in Indemnitee’s capacity as an Office Holder” shall include, without limitation, any act, omission and failure to act and any other circumstances relating to or arising from Indemnitee’s service in a Corporate Capacity. Notwithstanding the foregoing, in the event that the Office Holder is the beneficiary of an indemnification undertaking provided by a subsidiary of the Company or any other entity, with respect to his or her Corporate Capacity with such subsidiary or entity, then the indemnification obligations of the Company hereunder with respect to such Corporate Capacity shall only apply to the extent that the indemnification by such subsidiary or other entity does not actually fully cover the indemnifiable liabilities and expenses relating thereto. The following shall be hereinafter referred to as “Indemnifiable Events”:

1.1.1.	a financial liability imposed on Indemnitee in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court in respect of an act performed by the Indemnitee. For purposes of Section 1 of this Agreement, the term “person” shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

1.1.2.	reasonable Expenses (as defined below) expended by Indemnitee as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such Indemnitee as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent, or in connection with a financial sanction;

1.1.3.	reasonable Expenses expended by Indemnitee or that were imposed on Indemnitee by a court in a proceeding filed against the Indemnitee by the Company or in its name or by any other person or in a criminal charge in respect of which the Indemnitee was acquitted or in a criminal charge in respect of which the Indemnitee was convicted for an offence that does not require proof of criminal intent;

1.1.4.	a financial liability imposed upon Indemnitee and reasonable Expenses expended by Indemnitee as a result of an administrative proceeding instituted against Indemnitee. Without derogating from the generality of the foregoing, such liability or Expense will include a payment which Indemnitee is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968 — 5728 (the “Securities Law”) and Expenses that Indemnitee incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law; and

1.1.5.	any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify the Indemnitee (including, without limitation in accordance with Section 50P of the Israeli Economic Competition Law, 5758-1988 (the “RTP Law”), if and to the extent applicable).

For the purpose of this Agreement, “Expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim, action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation relating to any matter for which indemnification hereunder may be provided, and costs and expenses paid or incurred by Indemnitee in successfully enforcing this Agreement. Expenses shall be considered paid or incurred by Indemnitee at such time as Indemnitee is required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand. The Company shall pay the Expenses in accordance with the provisions of Section 1.3.

1.2.	Notwithstanding anything herein to the contrary, the Company’s undertaking to indemnify the Indemnitee in advance under Section 1.1.1 shall only be with respect to events described in Exhibit A hereto. The Board of Directors of the Company (the “Board”) has determined that the categories of events listed in Exhibit A are likely to occur in light of the operations of the Company. The maximum amount of indemnification payable by the Company under Section 1.1.1 of this Agreement with respect to all persons with respect to whom the Company undertook to indemnify under agreements similar to this Agreement (the “Indemnifiable Persons”), for all events described in Exhibit A shall be as set forth in Exhibit A hereto (the “Limit Amount”). If the Limit Amount is insufficient to cover all the indemnity amounts payable with respect to all Indemnifiable Persons, then such amount shall be allocated to such Indemnifiable Persons pro rata according to the percentage of their culpability, as finally determined by a court in the relevant claim, or, absent such determination or in the event such persons are parties to different claims, based on an equal pro rata allocation among such Indemnifiable Persons. The Limit Amount payable by the Company as described in Exhibit A is deemed by the Company to be reasonable in light of the circumstances. The indemnification provided under Section 1.1.1 herein shall not be subject to the limitations imposed by this Section 1.2 and Exhibit A if and to the extent such limits are no longer required by the Companies Law.

1.3.	If so requested by Indemnitee, and subject to the Company’s repayment and reimbursement rights set forth in Sections 3 and 5 below, the Company shall pay amounts to cover Indemnitee’s Expenses with respect to which Indemnitee is entitled to be indemnified under Section 1.1 above, as and when incurred. The payments of such amounts shall be made by the Company directly to the Indemnitee’s legal and other advisors, as soon as practicable, but in any event no later than fifteen (15) days after written demand by such Indemnitee therefor to the Company, and any such payment shall be deemed to constitute indemnification hereunder. All amounts paid as indemnification hereunder shall be grossed up to cover any tax payment that Indemnitee may be required to make if the indemnification payments are taxable, subject to the Limit Amount if required by applicable law. As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

1.4.	The Company’s obligation to indemnify Indemnitee and advance Expenses in accordance with this Agreement shall be for such period as Indemnitee shall be subject to any actual, possible or threatened claim, action, suit, demand or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the Corporate Capacity as described in Section 1.1 above, whether or not Indemnitee is still serving in such position (the “Indemnification Period).

1.5.	The Company undertakes that, subject to the mandatory limitations under applicable law and the Articles, as in effect from time to time, as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, the Company will purchase and maintain in effect directors’ and officers’ liability insurance, which will include coverage for the benefit of the Indemnitee, providing coverage in amounts as reasonably determined by the Board; provided that, the Company shall have no obligation to obtain or maintain directors and officers insurance policy if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. The Company hereby undertakes to notify the Indemnitee thirty (30) days prior to the expiration or termination of such directors’ and officers’ liability insurance.

1.6.	The Company undertakes to give prompt written notice of the commencement of any claim hereunder to the insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter diligently take all actions reasonably necessary under the circumstances to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies. The above shall not derogate from Company’s authority to freely negotiate or reach any compromise with the insurer which is reasonable at the Company’s sole discretion provided that the Company shall act in good faith and in a diligent manner.

1.7.	In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has requested it, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

2.	SPECIFIC LIMITATIONS ON INDEMNIFICATION.

Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee with respect to (i) any act, event or circumstance with respect to which it is prohibited to do so under applicable law, or (ii) a counter claim made by the Company or in its name in connection with a claim against the Company filed by the Indemnitee.

3.	REPAYMENT OF EXPENSES.

3.1.	In the event that the Company provides or is required to provide indemnification with respect to Expenses hereunder and at any time thereafter the Company determines, based on advice from its legal counsel, that the Indemnitee was not entitled to such payments, the amounts so indemnified by the Company will be promptly repaid by Indemnitee, unless the Indemnitee disputes the Company’s determination, in which case the Indemnitee’s obligation to repay to the Company shall be postponed until such dispute is resolved by a court of competent jurisdiction in a final and non-appealable order.

3.2.	Indemnitee’s obligation to repay the Company for any Expenses or other sums paid hereunder shall be deemed as a loan given to Indemnitee by the Company subject to the minimum interest rate prescribed by Section 3(9) of the Income Tax Ordinance [New Version], 1961, or any other legislation replacing it, which is not considered a taxable benefit.

4.	SUBROGATION.

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

5.	REIMBURSEMENT.

The Company shall not be liable under this Agreement to make any payment in connection with any Indemnifiable Event to the extent Indemnitee has otherwise actually received payment under any insurance policy or otherwise (without any obligation of Indemnitee to repay any such amount) of the amounts otherwise indemnifiable hereunder. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified Indemnitee for such liability or Expense shall be repaid to the Company as soon as practical upon receipt by Indemnitee, in accordance with the terms set forth in Section 3.2.

The Company hereby acknowledges that the Indemnitee has now or may have in the future certain rights to indemnification, advancement of expenses and/or insurance provided by third parties (the “Third Party Indemnitor”), and the Company hereby agrees (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Indemnitee are primary and any obligation of any Third Party Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by the Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the fullest extent legally permitted and as required by the terms of this Agreement and/or the Articles (or any other agreement between the Company and the Indemnitee), without regard to any rights the Indemnitee may have against the Third Party Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases any Third Party Indemnitor from any and all claims against any Third Party Indemnitor for contribution, subrogation or any other recovery of any kind of respect of the subject matters of this Agreement. Without altering or expanding any of the Company’s indemnification obligations hereunder, the Company further agrees that no advancement or payment by any Third Party Indemnitor on the Indemnitee’s behalf with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and any Third Party Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. The Company and the Indemnitee agree that the Third Party Indemnitors are express third party beneficiaries of the terms of this Section 5.

6.	EFFECTIVENESS.

The Company represents and warrants that this Agreement is valid, binding and enforceable in accordance with its terms and was duly adopted and approved by the Company, and shall be in full force and effect immediately upon its execution and shall continue to be in full force for the duration of the Indemnification Period.

7.	NOTIFICATION AND DEFENSE OF CLAIM.

Indemnitee shall notify the Company of the commencement of any action, suit or proceeding, and of the receipt of any notice or threat that any such legal proceeding has been or shall or may be initiated against Indemnitee (including any proceedings by or against the Company and any subsidiary thereof), promptly upon Indemnitee first becoming so aware; but the omission to so notify the Company will not relieve the Company from any liability which it may have to Indemnitee under this Agreement unless and to the extent that such failure to provide notice materially and adversely impacts the Company’s ability to defend such action. Notice to the Company shall be directed to the Chief Executive Officer or Chief Financial Officer of the Company at the address shown in the preamble to this Agreement (or such other address as the Company shall designate in writing to Indemnitee). With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof and without derogating from Sections 1.1 and 2:

7.1.	The Company will be entitled to participate therein at its own expense.

7.2.	Except as otherwise provided below, the Company, alone or jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel selected by the Company. Indemnitee shall have the right to employ his or her own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee, unless: (i) the employment of counsel by Indemnitee has been authorized in writing by the Company; (ii) the Company shall have, in good faith, reasonably concluded that there may be a conflict of interest under the law and rules of attorney professional conduct applicable to such claim between the Company and Indemnitee in the conduct of the defense of such action; or (iii) the Company has not in fact employed counsel to assume the defense of such action within reasonable time, in which cases the reasonable fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Company shall have reached the conclusion specified in (ii) above.

7.3.	The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise, effected without the Company’s prior written consent.

7.4.	The Company shall have the right to conduct the defense as it sees fit in its sole discretion (provided that the Company shall conduct the defense in good faith and in a diligent manner and that the Company and its counsel shall keep the Indemnitee reasonably notified on a regular basis of all events in the action), including the right to settle or compromise any claim or to consent to the entry of any judgment against Indemnitee without the consent of the Indemnitee, provided that, the amount of such settlement, compromise or judgment does not exceed the Limit Amount (if applicable) and is fully indemnifiable pursuant to this Agreement (subject to Section 1.2 of this Agreement) and/or applicable law, and any such settlement, compromise or judgment does not impose any penalty or limitation on Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s consent shall not be required if the settlement includes a complete release of Indemnitee, does not contain any admission of wrong-doing by Indemnitee, and includes monetary sanctions only as provided above. In the case of criminal proceedings, the Company and/or its legal counsel will not have the right to plead guilty or agree to a plea-bargain in the Indemnitee’s name without the Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

7.5.	Indemnitee shall fully cooperate with the Company and shall give the Company all information and access to documents, files and to his or her advisors and representatives as shall be within Indemnitee’s power, in every reasonable way as may be required by the Company with respect to any claim that is the subject matter of this Agreement and in the defense of other claims asserted against the Company (other than claims asserted by Indemnitee), provided that the Company shall cover all expenses, costs and fees incidental thereto such that the Indemnitee will not be required to pay or bear such expenses, costs and fees.

8.	EXCULPATION.

Subject to the provisions of the Companies Law, the Company hereby releases, in advance, the Office Holder from liability to the Company for any damage that arises from the breach of the Office Holder’s duty of care to the Company (within the meaning of such terms under Sections 252 and 253 of the Companies Law), other than breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law).

9.	NON-EXCLUSIVITY.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights Indemnitee may have under the Articles, applicable law or otherwise, and to the extent that during the Indemnification Period the indemnification rights of the then serving Indemnitees are more favorable to such Indemnitees than the indemnification rights provided under this Agreement, Indemnitee shall be entitled to the full benefits of such more favorable indemnification rights to the extent permitted by law.

10.	PARTIAL INDEMNIFICATION.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines or penalties actually or reasonably incurred by Indemnitee in connection with any proceedings, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines or penalties to which Indemnitee is entitled under any provision of this Agreement. Subject to the provisions of Section 5 above, any amount received by Indemnitee (under any insurance policy or otherwise) shall not reduce the Limit Amount hereunder and shall not derogate from the Company’s obligation to indemnify the Indemnitee in accordance with the provisions of this Agreement up to the Limit Amount, as set forth in Section 1.2.

11.	BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and their respective heirs, personal representatives, executors and administrators. In the event of a merger or consolidation of the Company or a transfer or disposition of all or substantially all of the business or assets of the Company, the Indemnitee shall be entitled to the same indemnification and insurance provisions as the most favorable indemnification and insurance provisions afforded to the then-serving Office Holders of the Company. In the event that in connection with such transaction the Company purchases a directors and officers’ “tail” or “run-off” policy for the benefit of its then serving Office Holders, then such policy shall cover Indemnitee and such coverage shall be deemed to be in satisfaction of the insurance requirements under this Agreement. This Agreement shall continue in effect during the Indemnification Period regardless of whether Indemnitee continues to serve in a Corporate Capacity.

Any amendment to the Companies Law, the Israeli Securities Law, the RTP Law or other applicable law adversely affecting the right of the Indemnitee to be indemnified, insured or released pursuant hereto shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure the Indemnitee for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

12.	SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.	NOTICE.

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed provided if delivered personally, telecopied, sent by electronic facsimile, email, reputable overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses shown in the preamble to this Agreement, or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of telecopier or an electronic facsimile or email, one business day after the date of transmission if confirmation of receipt is received, (iii) in the case of a reputable overnight courier, three business days after deposit with such reputable overnight courier service, and (iv) in the case of mailing, on the seventh business day following that on which the mail containing such communication is posted.

14.	GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the conflicts of law provisions of those laws. The Company and Indemnitee each hereby irrevocably consent to the exclusive jurisdiction and venue of the courts of Tel Aviv, Israel for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

15.	ENTIRE AGREEMENT AND TERMINATION.

This Agreement represents the entire agreement between the parties and supersedes any other agreements, contracts or understandings between the parties, whether written or oral, with respect to the subject matter of this Agreement. For the avoidance of doubt, it is hereby clarified that nothing contained herein derogates from the Company’s right in its sole discretion, subject to applicable law and the Articles, to indemnify Indemnitee post factum for any amounts the Indemnitee may be obligated to pay.

16.	NO MODIFICATION AND NO WAIVER.

No supplement, modification or amendment, termination or cancellation of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing. The Company hereby undertakes not to amend its Articles in a manner that will adversely affect the provisions of this Agreement.

17.	ASSIGNMENTS; NO THIRD PARTY RIGHTS.

Neither party hereto may assign any of its rights or obligations hereunder except with the express prior written consent of the other party. Nothing herein shall be deemed to create or imply an obligation for the benefit of a third party, except as set forth in Section 5. Without limitation of the foregoing, nothing herein shall be deemed to create any right of any insurer that provides directors’ and officers’ liability insurance, to claim, on behalf of Indemnitee, any rights hereunder.

18.	INTERPRETATION; DEFINITIONS.

The obligations of the Company as provided hereunder shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended.

Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part hereof; all references herein to Sections or clauses shall be deemed references to Sections or clauses of this Agreement; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, firm, company, corporation, limited liability company, association, joint venture, trust, unincorporated organization, estate, or a government municipality or any political, governmental, regulatory or similar agency or body, and reference to a “person” shall mean any of the foregoing or a natural person.

19.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties, each acting under due and proper authority, have executed this Agreement as of the date first mentioned above, in one or more counterparts.

Beamr Imaging Ltd.

By:

Name and title:
Indemnitee:

Name:

Signature:

Address:

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EXHIBIT A*

	CATEGORY OF INDEMNIFIABLE EVENT	LIMIT AMOUNT PER EACH SPECIFIC EVENT WITHIN THIS CATEGORY OF EVENTS

1.	Claims in connection with employment relationships with and/or by employees or consultants of the Company, and in connection with business relations between the Company and its employees, independent contractors, customers, suppliers, partners and various service providers.	the greater of (i) an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnity payment is made, and (ii) $[__] million (the “Maximum Amount”).

2.	Negotiations, execution, delivery and performance of agreements of any kind or nature, anti-competitive acts, acts of commercial wrongdoing, approval of corporate actions including the approval of and recommendation or information provided to shareholders with respect to corporate actions, the approval of the acts of the Company’s management, their guidance and their supervision, actions concerning the approval of transactions with Office Holders or shareholders, including controlling persons, actions pursuant to or in accordance with the policies and procedures of the Company (whether or not such policies and procedures are published) and claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care or any other applicable standard with respect to the Company’s business.	The Maximum Amount

3.	Violation, infringement, misappropriation, dilution and other misuse of copyrights, patents, designs, trade secrets and any other intellectual property rights, acts in connection with the registration, assertion or protection of rights to intellectual property and the defense of claims related to intellectual property, breach of confidentiality obligations, acts in regard of invasion of privacy including with respect to databases or personal information, acts in connection with slander and defamation, and claims in connection with publishing or providing any information, including any filings with any governmental authorities, whether or not required under any applicable laws.	The Maximum Amount

4.	Violations of securities laws of any jurisdiction, including without limitation, claims under the U.S. Securities Act of 1933, as amended from time to time, or the U.S. Exchange Act of 1934, as amended from time to time, or under the Israeli Securities Law, as amended from time to time, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders, holders of any other equity or debt instrument of the Company and the investment community and any claims related to the Sarbanes-Oxley Act of 2002, as amended from time to time; claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; actions taken in connection with the issuance, purchase, holding or disposition of any type of securities of Company, including, without limitation, the grant of options, warrants or other rights to purchase any of the same or any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities.	The Maximum Amount

5.	Liabilities arising in connection with development of any products or services developed, distributed, rendered, sold, provided, licensed or marketed by the Company, and any actions or omission in connection with the distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims.	The Maximum Amount

6.	The offering of securities by the Company to the public, including the offering of securities by a shareholder in connection with a secondary offering.	The gross proceeds raised by the Company and/or any selling shareholder in such public offering

7.	The offering of securities by the Company to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings.	The Maximum Amount

8.	Events in connection with change in ownership or in the structure of the Company, its reorganization, dissolution, winding up, any other arrangements concerning creditors rights or any decision concerning any of the foregoing, including but not limited to, merger, sale or acquisition of assets, division, spin off, divestiture, change in capital.	The Maximum Amount

9.	Any claim or demand made in connection with any transaction not in the ordinary course of business of the Company, including the sale, lease or purchase of, or the receipt or any grant of any rights with respect to, any assets or business.	The Maximum Amount

10.	Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf, including, without limitation, failure to make proper safety arrangements for the Company or its employees and liabilities arising from any accidental or continuous damage or harm to the Company’s employees, its contractors, its guests and visitors as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in the Company’s offices.	The Maximum Amount

11.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, county, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.	The Maximum Amount

12.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.	The Maximum Amount

13.	Participation and/or non-participation at the Company’s Board meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s Board meetings, including, in each case, any committee thereof.	The Maximum Amount

14.	Review and approval of the Company’s financial statements and any specific items or matters within, including any action, consent or approval related to or arising from the foregoing, including, without limitations, execution of certificates for the benefit of third parties related to the financial statements.	The Maximum Amount

15.	Violation of laws, rules or regulations requiring the Company to obtain regulatory and governmental licenses, permits and authorizations (including without limitation relating to export, import, encryption, antitrust or competition authorities) or laws related to any governmental grants in any jurisdiction.	The Maximum Amount

16.	Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or affiliated companies and/or the purchase and sale of assets, including the purchase or sale of companies and/or businesses, and/or investment in corporate or other entities and/or investments in traded securities and/or any other form of investment.	The Maximum Amount

17.	Liabilities arising out of advertising, including misrepresentations regarding the Company’s products or services and unlawful distribution of emails.	The Maximum Amount

18.	An announcement or statement, including a position taken or an opinion or representation made in good faith by the Office Holder in the course of his duties or in conjunction with his duties, whether in public or in private, including during a meeting of the Board of Directors of the Company or any of the committees thereof.	The Maximum Amount

19.	Management of the Company’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.	The Maximum Amount

20.	Any action or decision in relation to protection of work safety and/or working conditions, including with respect to provisions of the law, procedures or standards as applicable in or outside of Israel with relating to protection of work safety, pertaining, inter alia, to contamination, health protection, production processes, distribution, use, treatment, storage and transportation of certain materials, including in connection with corporal damage, property and environmental damages.	The Maximum Amount

21.	Any liability arising under any administrative, regulatory, judicial or civil actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation of Section 50P of the RTP Law.	The Maximum Amount

22.	All actions, consents and approvals relating to a distribution of dividends, in cash or otherwise, or to any other “distribution” as such term is defined under the Companies Law.	The Maximum Amount

23.	Any administrative, regulatory, judicial, civil or criminal, actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or breaches alleging potential responsibility, liability, loss or damage (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, property damage or penalties, or for contribution, indemnification, cost recovery, compensation or injunctive relief), whether alleged or claimed by customers, consumers, regulators, shareholders or others, arising out of, based on or related to: (a) cyber security, cyber-attacks, data loss or breaches, unauthorized access to databases and use or disclosure of information contained therein, not preventing or detecting the breach or failing to otherwise disclose or respond to the breach; (b) circumstances forming the basis of any violation of any law, permit, license, registration or other authorization required under applicable law governing data security, data protection, network security, information systems, privacy or any cyber environment (including, users, networks, devices, software, processes, information systems, databases, information in storage or transit, applications, services, and systems that can be connected directly or indirectly to networks); (c) failure to implement a reporting system or control, or failure to monitor or oversee the operation of such a system; (d) data destruction, extortion, theft, hacking, and denial of service attacks; losses or liabilities to others caused by errors and omissions, failure to safeguard data or defamation; or (e) security-audit, post-incident public relations and investigative expenses, criminal reward funds, data breach/privacy crisis management (including, management of an incident, investigation, remediation, data subject notification, call management, credit checking for data subjects, legal costs, court attendance and regulatory fines), extortion liability (including, losses due to a threat of extortion, professional fees related to dealing with the extortion), or network security liability (including, losses as a result of denial of access, costs related to data on third-parties and costs related to the theft of data on third-party systems).	The Maximum Amount

Aggregate Limit Amount for all events together.	The Maximum Amount

*Any reference in this Exhibit A to the Company shall include the Company and any entity in which the Indemnitee serves in a Corporate Capacity.